Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Lucas GC Limited on Amendment No.5 to Form F-1 of our report dated May 31, 2023, with respect to our audits of the consolidated balance sheets of Lucas GC Limited as of December 31, 2021 and 2022, the related consolidated statements of income and comprehensive income, changes in shareholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

November 2, 2023

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com